Exhibit 10.1

English Translation of Second Loan Agreement

Borrower: Shenzhen BAK Battery Co., Ltd
Address: BAK Industrial Park, Kuichong Street, Longgang District, Shenzhen
Legal Representative: Xiangqian Li

Lender: Jinghui Wang
Address:

In accordance with related laws and regulations, the two parties agreed to this agreement on January 8, 2014.

1.	Basic

1.1

A certain loan agreement, dated December 17, 2013, by and between the Borrower and the Lender with the loan amount of RMB 370,000,000 as well as other security agreements and documents in connection therewith are still binding and enforceable against the parties. This agreement is a supplement to the loan agreement, dated December 17, 2013.

1.2

The Borrower now requests the Lender to increase the loan amount by RMB 150,000,000. Together with the loan of RMB 370,000,000 extended to the Borrower on December 17, 2013, the total amount of the loan is RMB 520,000,000.

1.3	The loan amount will be transferred by the Lender to the Borrower’s account before January 17, 2014.

1.4	The loan principal and interest shall be repaid to the Lender by March 31, 2014.

1.5	The interest is 20% per annum and shall be accrued monthly. The interest rate will continue to be 20% per annum if the Borrower defaults.

1.6	The purpose of loan is to provide working capital to the Borrower for operations.

1.7

Account supervision: The Borrower shall provide the name and numbers of its bank accounts with respect to the Borrower’s collection of account receivables to the Lender. The Lender is entitled to request the Borrower to provide the record of the accounts in a timely manner.

1.8	Repayment: The Borrower shall deposit the loan principal and interest to the Lender’s designated account one day before the mature date

1.9	The Borrower shall enter into a loan agreement with the Lender with the same provisions subject to laws of People’s Republic of China.

Upon the Lender’s request, such loan agreement shall be notarized by a notary public.

2.	Guaranty and Mortgage

2.1	To secure this loan agreement as well as the loan agreement dated December 17, 2013, the guaranty and mortgage are as follows:

(1)	BAK International Limited provides corporate guaranty;

(2)	China BAK Battery, Inc provides corporate guaranty;

(3)	China BAK Battery, Inc pledges 100% equity interest in BAK International Limited

2.2

The guaranty agreement and mortgage agreement and other related documents will be entered into by the guarantor, mortgagor and the Borrower, which clauses will be drafted and decided by the Lender’s attorney. The agreements shall be in compliance with related rules and regulations, which the Borrower, guarantor and mortgagor shall cooperate with.

2.3	All the legal expenses related to the loan agreement, guaranty agreement, mortgage agreement and other documents incurred by the Lender will be reimbursed by the Borrower.

2.4

If upon the request of the Borrower, any amount of the loan is provided to the Borrower by the Lender before the guaranty agreement and mortgage agreement are signed, it will not be deemed as Lender’s waiver of the abovementioned guaranty and mortgage requirements or other clauses of the loan agreement. The Borrower shall continue to perform the abovementioned guaranty and mortgage to the satisfactory of the Lender.

3.	Legal responsibility

3.1	The Borrower constitutes breach of the agreement in the event it shall:

	(1)	violate the obligations of the agreement;

	(2)	Not perform the promises made under clause 2;

	(3)	Clearly state or its behavior indicates it will not repay the loans matured or to be matured;

	(4)	Not perform or not fully perform the obligations under other agreements entered into by the Borrower and the Lender, and the Lender declares the default of the Borrower;

	(5)	Other situations that the Borrower do not perform or fully perform the agreements;

3.2	In the following event, the Lender can terminate this loan agreement and other agreements entered into by the Borrower and the Lender:

	(1)	The Borrower or the guarantor is in breach of agreement;

	(2)	The Borrower or the guarantor’s ability to repay the loan deteriorates materially;

	(3)	The collateral or mortgaged property suffers material damage or loss;

	(4)	Adjustment of national policy that may materially, adversely affect the loan;

	(5)	The Borrower is in material breach of agreement with other creditors;

	(6)	Other situations in which the agreement may be terminated according to laws or by mutual consent of the parties.

3.3	In the event that the situations under clause 3.1 and 3.2 occur, the Lender is entitled to exercise its legal and contractual rights and claim for damages.

3.4

In the event due to default of the Borrower, the Lender seeks for litigation or arbitration to exercise its rights, all the fees, including legal fees, traveling fees, performance fees, valuation fees and other fees incurred for realizing its rights shall be reimbursed by the Borrower.

4.	Other clauses

4.1

Not exercising or partly exercising any of its rights by the Lender under the loan agreement does not constitute waiver or change of its rights or other rights, and does not influence the future exercise of its right or other rights.

4.2	Dispute resolution

4.2.1	The two parties will negotiate to settle the dispute; if not successful, parties may submit to Shenzhen Arbitration Committee for arbitration;

4.2.2	During the course of arbitration, the clauses without dispute shall be performed.

4.3	Legal effect

4.3.1	The loan agreement becomes effective since the signature date between the Borrower and the Lender.

4.3.2	The agreement is signed in Shenzhen.

4.3.3	The agreement has three copies, one for the Borrower, two for the Lender, with the same effect.

The Borrower
Legal Representative: /s/ Xiangqian Li
Date: January 8, 2014

The Lender: /s/ Jinghui Wang
Date: January 8, 2014